Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-239207, 333-252584, 333-252585 and 333-267689); Form S-3 (File No. 333-221966, 333-228908, 333-235441, 333-237581, 333-239851, 333-254309 and 333-255582); Form S-4 (File No. 333-228031); and Form S-8 (File No. 333-186464, 333-188510, 333-198378, 333-213742, 333-216711, 333-230704, 333-250149, and 333-259264) of Predictive Oncology, Inc. (the Company) of our report dated March 28, 2024, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Minneapolis, Minnesota

March 28, 2024